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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT



1.   The Finance Company, a Virginia corporation (100%).

     a. The Insurance Agency, Inc., a Virginia corporation owned 100% by The Finance Company.

     b. TFC Receivables Corporation, a Virginia corporation owned 100% by The Finance Company.

     c. TFC Receivables Corporation 2, a Delaware corporation owned 100% by The Finance Company.

     d. TFC Receivables Corporation III, a Delaware corporation owned 100% by The Finance Company.

2.   First Community Finance, Inc., a Virginia corporation (100%).

3.   Recoveries, Inc., a Virginia corporation (100%).

4.   PC Acceptance.com, Inc., a Virginia corporation (100%).